Exhibit 99.1

For more information contact: Jennifer Jarman The Blueshirt Group 415-217-5866 jennifer@blueshirtgroup.com

Synaptics Reports Second Quarter Fiscal 2014 Results

Revenue up 44% and GAAP EPS up 45% Year-over-Year;

Financial Results Reflect Partial Quarter Impact on Operations from new Fingerprint ID Business

San Jose, CA – January 23, 2014 – Synaptics (NASDAQ: SYNA), a leading developer of human interface solutions, today reported financial results for its second quarter ended December 31, 2013.

Net revenue for the second quarter of fiscal 2014 was $205.8 million, an increase of 44% compared with $143.0 million for the comparable quarter last year. Net income for the second quarter of fiscal 2014 was $17.3 million, compared with net income of $11.1 million for the comparable quarter last year. Diluted earnings per share for the second quarter of fiscal 2014 was $0.48, an increase of 45% compared with $0.33 for the comparable quarter last year.

Non-GAAP net income for the second quarter of fiscal 2014 was $31.1 million, compared with non-GAAP net income of $17.7 million for the comparable quarter last year. Diluted earnings per share for the second quarter of fiscal 2014 was $0.86, an increase of 62% compared with $0.53 for the second quarter of fiscal 2013. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)

“Excluding the impact of the acquisition of Validity, which closed in early November, our financial performance for the December quarter was above the mid-point of our guidance as we experienced strong year-over-year revenue growth in touchscreen and touchpad products,” stated Rick Bergman, President and CEO. “As we enter the second half of fiscal 2014, we expect to benefit from continued strong organic growth, further augmented by growing contributions from our acquisitions and new product innovations. In addition, we are very excited with the progress of our new Fingerprint ID business and expect the acquisition to be accretive by the end of the fiscal year, earlier than previously anticipated.”

Second Quarter 2014 Business Metrics

•	Revenue mix from mobile and PC products was approximately 65% and 35%, respectively. Fingerprint ID products have been classified according to type of device.

•	Revenue from mobile products of $133.6 million was up 64% year-over-year. Mobile products revenue includes all touchscreen, video display, and applicable fingerprint ID products.

•	Revenue from PC products totaled $72.2 million, an increase of 17% year-over-year.

•	GAAP earnings per share reflects the impact of additional operating expenses, including acquisition related costs and shares issued in connection with the company’s recent acquisition of Validity Sensors, Inc., which closed on November 7, 2013.

Cash at December 31, 2013 was $369.4 million. In the first half of fiscal 2014, cash flow from operations was $85.8 million, and the company used $70.3 million to repurchase of approximately 1.7 million shares of common stock.

Kathy Bayless, CFO, added, "Considering our backlog, customer forecasts, and the resulting expected product mix, we anticipate revenue to be in the range of $180 million to $200 million for the March quarter. The March quarter outlook reflects seasonality, with incremental revenue from our new Fingerprint ID products.”

Earnings Call Information

The Synaptics second quarter fiscal 2014 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, January 23, 2014, during which the company will provide forward-looking information. Analysts and investors should dial 1-877-941-1427 at least ten minutes prior to the call to participate. Synaptics will also offer a live and archived webcast of the conference call, accessible from the "Investor Relations" section of the company’s website at www.synaptics.com.

About Synaptics Incorporated

As a leading developer of human interface solutions which enhance the user experience, Synaptics provides the broadest solutions portfolio in the industry. The ClearPad® family supports touchscreen solutions for devices ranging from entry-level mobile phones to flagship premium smartphones, tablets and notebook PCs. The TouchPad™ family, including ClickPad™ and ForcePad®, is integrated into the majority of today's notebook PCs. LiveFlex® fingerprint sensor technology enables authentication, mobile payments, and touch-based navigation for smartphones, tablets, and notebook computers. Synaptics' wide portfolio also includes ThinTouch® supporting thin and light keyboard solutions, as well as key technologies for next generation touch-enabled video and display applications. (NASDAQ: SYNA) www.synaptics.com.

Use of Non-GAAP Financial Information

In evaluating its business, Synaptics considers and uses net income excluding share-based compensation and certain non-cash or non-recurring items as a supplemental measure of operating performance. Net income excluding share-based compensation and certain non-cash or non-recurring items is not a measurement of the company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The company presents net income excluding share-based compensation and certain non-cash or non-recurring items because it considers it an important supplemental measure of its performance. The company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of share-based compensation charges and certain non-cash or non-recurring items. Net income excluding share-based compensation and certain non-cash or non-recurring items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP net income. The principal limitations of this measure are that it does not reflect the company’s actual expenses and may thus have the effect of inflating its net income and net income per share.

Forward-Looking Statements

This press release contains “forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify these statements by the fact that they do not relate strictly to historical or current facts and may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements which reflect estimates and assumptions made by our management, all of which are difficult to predict and many of which are beyond our control, including statements related to our target business model, future performance, and revenue growth. Although we believe our estimates and assumptions to be reasonable, they are subject to a number of risks and uncertainties beyond our control and may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and actual results may differ materially from those anticipated or implied in the forward-looking statements due to various factors, including those factors identified from time to time in our Form 10-K for the fiscal year ended June 30, 2013, and our other current and periodic reports filed with the SEC. All forward-looking statements speak only as of the date of this press release. We do not intend to publicly update or revise any forward-looking statements as a result of new information or future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

(Tables to Follow)

SYNAPTICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31,	June 30,
	2013	2013
Assets
Current assets:
Cash and cash equivalents	$369,424	$355,303
Accounts receivables, net of allowances of $883	133,022	148,454
Inventories	51,746	49,948
Prepaid expenses and other current assets	18,885	6,715

Total current assets	573,077	560,420
Property and equipment at cost, net	64,666	58,035
Goodwill	59,670	20,695
Purchased intangibles	87,391	13,110
Non-current auction rate securities	18,260	16,969
Other assets	19,632	22,037

Total assets	$822,696	$691,266

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$68,578	$83,710
Accrued compensation	22,833	23,728
Income taxes payable	9,057	10,751
Notes payable	2,305	—
Current portion of contingent consideration	13,099	—
Other accrued liabilities	34,565	31,437

Total current liabilities	150,437	149,626
Notes payable	—	2,305
Other liabilities	47,260	17,480
Commitments and contingencies
Stockholders’ equity:
Preferred stock;
$.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock;
$.001 par value; 120,000,000 shares authorized; 54,019,279 and 50,673,758 shares issued, and 34,971,568 and 33,289,826 shares outstanding, respectively	54	51
Additional paid in capital	659,482	539,170
Less: 19,047,711 and 17,383,932 treasury shares, respectively, at cost	(530,422)	(460,160)
Accumulated other comprehensive income	7,620	6,802
Retained earnings	488,265	435,992
Total stockholders’ equity	624,999	521,855

Total liabilities and stockholders’ equity	$822,696	$691,266

SYNAPTICS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net revenue	$205,763	$143,040	$428,370	$270,081
Acquisition related costs	2,170	—	2,170	—
Cost of revenue	109,048	74,010	222,376	140,481

Gross margin	94,545	69,030	203,824	129,600
Operating expenses
Research and development	45,931	34,257	86,373	67,059
Selling, general, and administrative	21,807	19,008	41,900	37,916
Acquisition related costs	4,729	837	6,280	1,364

Total operating expenses	72,467	54,102	134,553	106,339

Operating income	22,078	14,928	69,271	23,261
Interest income	222	225	433	443
Non-cash interest income	254	—	473	—
Interest expense	(5)	(5)	(9)	(9)

Income before provision for income taxes	22,549	15,148	70,168	23,695
Provision for income taxes	5,215	4,034	17,895	6,528

Net income	$17,334	$11,114	$52,273	$17,167

Net income per share:
Basic	$0.51	$0.34	$1.56	$0.52

Diluted	$0.48	$0.33	$1.47	$0.51

Shares used in computing net income per share:
Basic	33,990	32,478	33,475	32,710

Diluted	36,059	33,313	35,586	33,739

SYNAPTICS INCORPORATED

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
GAAP gross margin	$94,545	$69,030	$203,824	$129,600
Acquisition related costs	2,170	—	2,170	—
Share-based compensation	262	198	516	441

Non-GAAP gross margin	$96,977	$69,228	$206,510	$130,041

GAAP gross margin—percentage of revenue	45.9%	48.3%	47.6%	48.0%
Share-based compensation—percentage of revenue	1.2%	0.1%	0.6%	0.1%

Non-GAAP gross margin—percentage of revenue	47.1%	48.4%	48.2%	48.1%

GAAP research and development expense	$45,931	$34,257	$86,373	$67,059
Share-based compensation	(4,241)	(3,879)	(8,168)	(7,790)

Non-GAAP research and development expense	$41,690	$30,378	$78,205	$59,269

GAAP selling, general, and administrative expense	$21,807	$19,008	$41,900	$37,916
Share-based compensation	(3,119)	(3,929)	(5,980)	(8,242)

Non-GAAP selling, general, and administrative expense	$18,688	$15,079	$35,920	$29,674

GAAP operating income	$22,078	$14,928	$69,271	$23,261
Acquisition related costs	6,899	837	8,450	1,364
Share-based compensation	7,622	8,006	14,664	16,473

Non-GAAP operating income	$36,599	$23,771	$92,385	$41,098

GAAP net income	$17,334	$11,114	$52,273	$17,167
Acquisition related costs	6,899	837	8,450	1,364
Share-based compensation	7,622	8,006	14,664	16,473
Non-cash interest income	(254)	—	(473)	—
Tax adjustments	(484)	(2,273)	2,117	(4,577)

Non-GAAP net income	$31,117	$17,684	$77,031	$30,427

GAAP net income per share—diluted	$0.48	0.33	$1.47	$0.51
Acquisition related costs	0.19	0.03	0.23	0.04
Share-based compensation	0.21	0.24	0.41	0.49
Non-cash interest income	(0.01)	—	(0.01)	—
Tax adjustments	(0.01)	(0.07)	0.06	(0.14)

Non-GAAP net income per share—diluted	$0.86	$0.53	$2.16	$0.90